Exhibit 35.1

                                                          [LOGO] IndymacBank(SM)


                       REG AB 1123 Statement of Compliance

I am an authorized officer for IndyMac Bank, F.S.B, the servicer for the transaction listed below and I certify:

a) A review of IndyMac Bank's activities during the reporting period and of its performance under the applicable servicing agreement has been made under my supervision.

b) To the best of my knowledge, based on such review, IndyMac Bank has fulfilled all of its obligations under the agreement in all material respects throughout the reporting period.


                                By: /s/ Bart Vincent
                                    ----------------------
                                    Bart Vincent
                                    SVP, CFO Home Loan Servicing


Prepared for:   Deutsche Bank

Date:           November 29 , 2007

Ref:            679 - INDS 2006-A CES (UBS)